Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “THIRDLINE REAL ESTATE INCOME FUND”, FILED IN THIS OFFICE ON THE SEVENTH DAY OF APRIL, A.D. 2021, AT 10:46 O`CLOCK A.M.

5817896 8100 SR# 20211203864	Authentication: 202911807 Date: 04-07-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST OF
THIRDLINE REAL ESTATE INCOME FUND

This Certificate of Trust of Thirdline Real Estate Income Fund, a statutory trust (the "Trust"), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act"), sets forth the following:

FIRST: The name of the statutory trust formed hereby is Thirdline Real Estate Income Fund.

SECOND: The address of the registered office of the Trust in the State of Delaware is 1675 South State Street, Suite B, Dover, DE 19901. The name of the Trust's registered agent at such address is Capitol Services, Inc.

THIRD: The Trust formed hereby is or will become prior to or within 180 days following the first issuance of beneficial interest, an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH: Notice of Limitation of Liability of Series. Notice is hereby given that pursuant to Section 3804 of the Act, the Trust is or may hereafter be constituted as a series trust with one or more multiple series or classes. The debts, liabilities, obligations, costs, charges, reserves, and expenses incurred, contracted for, or otherwise existing with respect to any particular series or class, whether such series or class is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized or existing pursuant to said governing instrument, shall be enforceable against the assets of such series or class only and not against the assets of the Trust generally or of any other series or class thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other series or class thereof shall be enforceable against the assets of such series or class.

FIFTH: The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

SIXTH: The Trust is formed effective as of April 7, 2021.

IN WITNESS WHEREOF, the undersigned, being sole trustee of the Trust, has duly executed this Certificate of Trust as of the 7th day of April, 2021.